Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

January 15, 2003	03/03

CHITTENDEN REPORTS EARNINGS AND QUARTERLY DIVIDEND

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced fourth quarter 2002 net income of $0.55 per diluted share, compared with the $0.46 per diluted share earned in the fourth quarter of 2001. For the year ended December 31, 2002, earnings were $1.96 per diluted share, compared with $1.80 per diluted share earned last year. Chittenden also announced its quarterly dividend of $0.20 per share. The dividend will be paid on February 14, 2003, to shareholders of record on January 31, 2003.

In making the announcement, Perrault said, “Despite its challenges, I am pleased with the results for the year of 2002. Chittenden has enjoyed several successes in the past year, including the completion of the Ocean National acquisition and the signing of a definitive agreement to purchase Granite State Bank, headquartered in Keene, New Hampshire. These are exciting times for Chittenden, its shareholders, employees, and customers, as we chart the course which will propel our future achievements.”

Total loans decreased from a quarter ago, due to the seasonal effect of municipal loans and continued paydowns in the residential real estate and leasing portfolios. These decreases were partially offset by increases in commercial and construction loans. Total loans at December 31, 2002 were $136 million higher than at December 31, 2001 primarily due to the acquisition of Ocean National Bank (ONB), in which approximately $84 million in commercial mortgages and $97 million in residential real estate loans were obtained. On February 28, 2002, Chittenden completed its acquisition of ONB, a $272 million commercial bank headquartered in Kennebunk, Maine for $53.25 million in cash. The transaction has been accounted for as a purchase and, accordingly, ONB’s operations are included in Chittenden¦s consolidated financial statements from the date of acquisition.

Total deposits increased $456 million from a year ago and were down slightly from the third quarter. The increase from December 31, 2001 was partially attributable to the acquisition of ONB, which contributed $239 million in deposits at the date of acquisition, and to continued strong deposit flows throughout the franchise over the last twelve months. The variance from the third quarter of 2002 related primarily to the seasonal drop in the municipal and captive insurance sectors.

Chittenden’s net interest income was $50.1 million for the fourth quarter of 2002, $49.7 million for the third quarter of 2002 and $43.9 million for the fourth quarter a year ago. The 14% increase in net interest income from the fourth quarter of 2001 was attributed primarily to higher levels of average earning assets and deposits that resulted from the acquisition of ONB, growth in deposits, and the Trust Preferred Securities (TPS) issuance. The Company’s net interest margin for the fourth quarter of 2002 was 4.38%, compared with 4.59% for the same period of 2001 and 4.49% for the third quarter of 2002. This decrease in the Company’s net interest margin primarily relates to the strong deposit flows, which were invested in securities. Despite the decline of the Company’s net interest margin, overall net interest income continues to reflect good growth.

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Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

The provision for loan losses of $2.25 million was flat from the third quarter of 2002 and up $225,000 from the same quarter a year ago. The allowance for possible loan losses was $48.2 million at December 31, 2002, unchanged from September 30, 2002 and up from $45.3 million at December 31, 2001. Nonperforming assets plus loans 90 days past due and still accruing were $17.9 million at December 31, 2002, down $1.7 million from the third quarter of 2002 and up $253,000 from December 31, 2001. As a percentage of total loans, nonperforming assets decreased to 49 basis points at December 31, 2002 compared to 54 basis points at September 30, 2002 and 46 basis points for the same quarter a year ago. Net charge-off activity totaled $2.2 million for the fourth quarter of 2002, compared with $2.0 million for the fourth quarter of 2001. Net charge-offs were $8.4 million for 2002 compared with $7.1 million in 2001. As a percentage of average loans, charge-offs were 28 basis points in 2002 compared with 25 basis points for 2001.

Noninterest income amounted to $19.6 million for the fourth quarter of 2002, up from $15.6 million for the same quarter of 2001. The primary drivers of the increase were higher gains on sales of mortgages due to increasingly strong refinancing activity, and higher levels of other noninterest income. The increase in other noninterest income was driven by gains on sales of securities of $10.2 million, which was offset by higher amortization on mortgage servicing rights (MSR) of $250,000 and further provisions for impairment to the MSR asset of $7.3 million. The company rebalanced its securities portfolio during the fourth quarter and realized significant gains as a result of continued declining market interest rates. The impairment charge on the MSR asset resulted from a rapid acceleration of prepayment speeds associated with the underlying loans in the fourth quarter. Additional offsets to the gains of sales of securities were higher employee benefits of approximately $900,000 (primarily due to increased medical costs) and $800,000 of increased operating charge-offs (see below).

Noninterest expenses were $39.9 million for the fourth quarter of 2002, up from $37.0 million in the third quarter of 2002 and $34.7 million for the fourth quarter of 2001. Salaries and employee benefits increased $3.5 million from the fourth quarter of 2001. The inclusion of ONB in 2002 amounted to approximately $1.3 million of the variance in salaries and benefits. In addition, sales-based incentive compensation increased $664,000 and, as discussed above, employee benefits increased from the same period a year ago. Other noninterest expense increased $1.6 million, of which approximately half resulted from higher levels of operating charge-offs. This increase in operating charge-offs primarily related to the auto lease portfolio in which the Company continues to experience losses in excess of its insurance proceeds, due to softness in the wholesale auto market. The Company has exited the lease financing market and the portfolio continues to run off.

Amortization of intangibles decreased $507,000 from the fourth quarter of 2001 to $348,000 in the fourth quarter of 2002 due to the adoption of FAS 142, which eliminated goodwill amortization effective January 1, 2002. The intangible amortization recognized in 2002 relates to the core deposit intangibles from the ONB and the Bank of Western Massachusetts acquisitions.

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Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

In noninterest income on a year-over-year basis, increases were seen in service charges on deposit accounts, insurance commissions and other income. Gains on sales of loans were down $1.1 million from 2001 primarily because of the sale of the Company’s retail credit card portfolio in 2001, which generated a $4.6 million gain. Gains on sales of residential mortgage loans were $3.5 million higher in 2002 due to increased market activity, as noted above. Total securities gains realized in 2002 were $10.6 million compared with a $72,000 loss in 2001. Year-to-date items offsetting the securities gains were MSR impairment provisions of $8.5 million, increased MSR amortization of $1.3 million, and a $571,000 write-down taken in the third quarter relating to one of the Company’s CRA equity investments.

Year-to-date noninterest expenses were up $15.8 million from 2001 primarily due to increases in salaries and benefits, net occupancy expense and other noninterest expenses. Salaries and benefits increased primarily due to the acquisition of ONB and MBT, which accounted for $6.8 million of the increase, sales-based incentive payments, which were $1.9 million higher in 2002 and performance-based incentive accruals, which were up $1.5 million from a year ago. Net occupancy increased $1.8 million; substantially all of which is attributed to the ONB acquisition. Amortization of intangibles decreased $1.7 million from 2001 due to the adoption of FAS 142. In addition, other noninterest expense increased approximately $2.8 million from a year ago, with operating charge-offs comprising approximately $1.3 million of the increase.

The return on average equity was 16.12% for 2002, compared with 16.55% in 2001. The return on average assets for 2002 was 1.40%, compared with 1.51% for 2001.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss these earnings results at 10:30 a.m. Eastern Time on January 16, 2003. Interested parties may access the conference call by calling 877-692-2137 or 973-872-3100 in the New York City area. Participants are asked to call in a few minutes prior to the call in order to register for the event. Internet access to the call is also available (listen only) by going to the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through January 23, 2003, by calling 877-519-4471 or 973-341-3080 in the New York City area (pin number is 3684563 for both telephone numbers) or by going to the chittendencorp.com website.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

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Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

Chittenden is a bank holding company with total assets of $4.9 billion at December 31, 2002. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com.

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CHITTENDEN CORPORATION SELECTED FINANCIAL DATA (Unaudited) (In Thousands, except for ratios, shares and per share amounts)

Period End Balance Sheet Data	12/31/02	9/30/02	6/30/02	12/31/01

Cash and Cash Equivalents	$192,142	$300,184	$195,884	$308,023

Securities Available For Sale	1,497,111	1,424,513	1,232,549	826,495
FHLB Stock	17,030	14,967	14,967	13,613
Loans Held For Sale	94,874	62,055	27,556	50,208

Loans:
Commercial	568,224	567,939	583,557	559,752
Municipal	77,820	97,912	44,107	85,479
Real Estate:
Residential	861,706	895,472	914,141	855,561
Commercial	1,103,897	1,067,702	1,043,889	903,819
Construction	85,512	81,232	78,995	79,801

Total Real Estate	2,051,115	2,044,406	2,037,025	1,839,181
Consumer	276,704	293,248	301,634	353,765

Total Loans	2,973,863	3,003,505	2,966,323	2,838,177
Less: Allowance for Loan Losses	(48,197)	(48,187)	(48,994)	(45,268)

Net Loans	2,925,666	2,955,318	2,917,329	2,792,909

Other Real Estate Owned	158	—	230	703
Goodwill	55,257	55,911	58,249	29,341
Other Assets	138,306	152,835	148,808	132,422

Total Assets	$4,920,544	$4,965,783	$4,595,572	$4,153,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$684,077	$681,595	$627,498	$620,828
Savings	400,616	397,545	393,025	346,974
NOW and Money Market Accounts	2,118,539	2,162,630	1,922,452	1,870,835
Certificates of Deposit less than $100,000	691,467	691,873	682,636	634,992
Certificates of Deposit $100,000 and Over	231,393	237,948	198,607	196,217

Total Deposits	4,126,092	4,171,591	3,824,218	3,669,846

Borrowings	173,654	178,189	177,729	44,409
Company Obligated, Mandatorily Redeemable Securities Of Subsidiary Trust	125,000	125,000	125,000	—
Accrued Expenses and Other Liabilities	77,006	76,651	69,298	68,805

Total Liabilities	4,501,752	4,551,431	4,196,245	3,783,060

Total Stockholders’ Equity	418,792	414,352	399,327	370,654

Total Liabilities and Stockholders’ Equity	$4,920,544	$4,965,783	$4,595,572	$4,153,714

Book Value per Common Share	$13.11	$12.97	$12.39	$11.56
Common Shares Outstanding	31,939,470	31,940,640	32,235,058	32,070,446

Credit Quality Data
Nonperforming Assets (including OREO)	$14,960	$16,415	$10,872	$13,077
90 days past due and still accruing	2,953	3,213	2,477	4,583

Total	$17,913	$19,628	$13,349	$17,660
Nonperforming Assets to Loans Plus OREO	0.49%	0.54%	0.36%	0.46%
Allowance to Loans	1.57%	1.57%	1.64%	1.59%
Allowance to Nonperforming Loans (excluding OREO)	325.64%	293.56%	460.38%	365.83%

QTD Average Balance Sheet Data
Loans, Net	$3,007,081	$2,988,405	$2,997,613	$2,854,543
Earning Assets	4,588,801	4,443,815	4,163,108	3,855,444
Total Assets	4,869,802	4,727,637	4,436,263	4,091,763
Deposits	4,088,425	3,951,162	3,851,574	3,610,085
Stockholders’ Equity	413,449	405,783	385,039	370,032

CHITTENDEN CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except for ratios, shares and per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2002	2001	2002	2001
Interest Income:
Interest on Loans	$47,404	$51,091	$194,121	$223,661
Interest on Investments	18,404	12,561	64,898	42,836

Total Interest Income	65,808	63,652	259,019	266,497

Interest Expense:
Deposits	12,994	19,098	58,813	93,046
Borrowings	2,710	687	7,591	3,146

Total Interest Expense	15,704	19,785	66,404	96,192

Net Interest Income	50,104	43,867	192,615	170,305
Provision for Loan Losses	2,250	2,025	8,331	8,041

Net Interest Income after Provision for Loan Losses	47,854	41,842	184,284	162,264

Noninterest Income:
Investment Management Income	3,851	4,163	15,601	15,722
Service Charges on Deposit Accounts	4,107	3,670	16,026	14,294
Gains on Sales of Loans, Net	3,366	2,406	10,068	11,207
Merchant Services & Credit Card Income, Net	941	922	3,656	3,964
Insurance Commissions, Net	728	697	3,733	3,391
Other	6,568	3,785	15,976	15,155

Total Noninterest Income	19,561	15,643	65,060	63,733

Noninterest Expense:
Salaries and Employee Benefits	22,662	19,167	88,073	74,851
Net Occupancy Expense	4,980	4,441	19,526	17,744
Other Real Estate Owned, Net	(17)	18	(293)	86
Amortization of Intangibles	348	855	1,279	2,963
Other	11,882	10,246	42,959	40,117

Total Noninterest Expense	39,855	34,727	151,544	135,761

Income Before Income Taxes	27,560	22,758	97,800	90,236
Income Tax Expense	9,764	7,906	34,155	31,735

Net Income	$17,796	$14,852	$63,645	$58,501

Weighted Average Common Shares Outstanding	31,939,820	32,039,223	32,105,864	32,163,734
Weighted Average Common and Common Equivalent Shares Outstanding	32,259,266	32,420,335	32,495,402	32,547,029

Earnings Per Share, Basic	$0.56	$0.46	$1.98	$1.82
Earnings Per Share, Diluted	0.55	0.46	1.96	1.80
Dividends Per Share	0.20	0.19	0.79	0.76

Return on Average Equity	17.08%	15.92%	16.12%	16.55%
Return on Average Assets	1.45%	1.44%	1.40%	1.51%
Net Yield on Earning Assets	4.38%	4.59%	4.53%	4.74%

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